                                                                    EXHIBIT 99.2

                     RETENTION AND NONCOMPETITION AGREEMENT

    THIS RETENTION AND NONCOMPETITION AGREEMENT (this "Agreement"), dated as of October 23, 1995, is by and between DIMAC Corporation, a Delaware corporation (the "Company"), Heritage Media Corporation, an Iowa corporation ("Parent"), and
              ("Executive").

    WHEREAS, Executive is an employee and executive officer of the Company; and

    WHEREAS, concurrently herewith, each of Parent and the Company has executed and delivered an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"); and

    WHEREAS, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement; and

    WHEREAS, in order to provide reasonable assurances to Parent to enter into the Merger Agreement, the Executive is willing to enter into this Agreement upon the terms and conditions set forth herein; and

    WHEREAS, the Company wishes to continue to retain Executive in its employ, to receive Executive's assistance in the consummation of the Merger and to provide continuity of management of the Company before and after the Merger; and

    WHEREAS, Executive has agreed to continue his employment with the Company, to assist in the consummation of the Merger and to participate in the management of the Company before and after the Merger, provided that the Company and Parent enter into this Agreement;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1.  TERM OF AGREEMENT.

    (a) This Agreement shall become effective on the Effective Date and shall continue until the earliest of:

        (i) the date Company terminates it for "Cause;"

        (ii) the date on which Company terminates it for any reason other than for Cause and (A) pays Executive 24 months' base salary and medical/health benefits as severance pay, (B) fully vests Executive's stock options granted hereunder and (C) releases Executive from the restrictions set forth in
    Section 4 hereof,

       (iii) the death or total disability of Executive,

       (iv) the date Executive terminates it for any reason other than a breach of this Agreement by Company, or

        (v) December 31, 1998 (which date shall be automatically extended for successive one-year periods unless notice to the contrary is provided by either party prior to the January 1 preceding such December 31).

    (b) For purposes of this Agreement, the term "Cause" shall mean (i) Executive's conviction for any action constituting a criminal felony (other than automobile related violations); (ii) Executive's willful and continued refusal to follow reasonable instructions of the Board of Directors of the Company which are material to the Company's operations or prospects and only after the Board of Directors of the Company provides written notice to the Executive which identifies with reasonable specificity the manner in which the Executive refused to follow such instructions and Executive has been provided a reasonable opportunity to cure such deficiency; or (iii) Executive devoting less than substantially all of his full time during normal business hours to the Company and which is not promptly cured after written notice from the Board of Directors of the Company to the Executive.
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    (c)  It  is  contemplated  that  Executive  shall  remain  located  in   the
metropolitan area in which the Company's corporate headquarters are currently located; provided, however, Executive may from time to time be required to do such travelling as the Board of Directors of the Company may reasonably request. If the Company should require Executive to relocate more than 30 miles, Executive may terminate his employment and such termination shall be deemed to be a termination by Company without "Cause," thereby entitling Executive to receive the payments as described in Section 1(a)(ii).

    2.  COMPENSATION, BENEFITS AND RESPONSIBILITIES.

    (a) The Merger shall not result in any diminution of, or adverse change  in,
(i) the scope of Executive's duties and responsibilities for the Company, (ii) Executive's title, organizational position and reporting relationship(s) within the Company, (iii) Executive's base salary (using the annual rates in effect on October 9, 1995), target bonus, bonus plan parameters and employee benefits (it being understood that the changes, if any, employee benefits shall be viewed in their entirety and not on a plan by plan basis).

    (b) The Company will increase the base salary rate of Executive on each January 1 during the term of this Agreement by an amount at least equal to the percentage increase in the cost of living index over the most recently reported 12 month period as of such January 1.

    (c) Executive's bonus with respect to the year ended December 31, 1995 shall be paid in accordance with the terms of the bonus plan as in effect on the date hereof and shall exclude any financial impact resulting from the Merger or the costs associated with the Company's cancelled public equity offering.

    3.  STOCK OPTIONS.

    (a) Executive shall be entitled, in his sole discretion, to elect to "roll-over" (in whole or in part) his fully-vested outstanding employee stock options granted under the Company's stock option plans into an equivalent dollar amount of fully-vested employee stock options under Parent's non-qualified stock option plan. Such rolled-over options will be structured to expire 10 years from the date of original grant by the Company (subject to earlier expiration upon termination of employment).

    (b) On the Effective Date, Parent will grant to Executive additional stock options (separate and distinct from the "roll-over" options described in subsection (a) above) to purchase shares of Parent Common Stock at an exercise price equal to the Average Closing Price. The number of shares of Parent Common Stock subject to the option will be equal to such number that, when multiplied by the Average Closing Price, is equal to 200% of the Executive's then current annual base salary. The options will be subject to the terms and conditions generally applicable to optionees of Parent Common Stock, including a two year vesting period, ten year term and earlier expiration upon termination of employment.

    4.  COVENANT NOT TO COMPETE.

    (a) Executive hereby agrees that for a period commencing on the date hereof and ending two years after the date on which Executive's employment with the Company terminates, unless the prior written approval of the Board of Directors of the Company is obtained, the Executive will not, directly or indirectly, as an officer, employee, consultant, partner, beneficial or record stockholder or otherwise, participate, engage in, own or invest in any business (other than as a holder of not more than 5% of the capital stock of a publicly held corporation) which is engaged, in providing direct marketing services in the United States (the "Competitor"); provided, however, that this Section 4 shall not apply if during such period (i) Executive's duties with the Competitor do not involve the solicitation of the Company's existing or prospective customers,
(ii) Executive does not solicit or otherwise induce employees of the Company to leave the employ of the Company, and (iii) Executive does not misappropriate confidential and proprietary information of the Company. For purposes of this
Section 4, a "prospective" customer shall be an entity for whom a substantive business presentation was made by the Company within 12 months of the date of determination.

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    (b) Executive acknowledges  that compliance with  the provisions of  Section
4(a) hereof is necessary to protect the goodwill and other proprietary rights of the Company and that failure to comply with the provisions of Section 4(a) hereof will result in irreparable and continuing damage to the Company for which there would be no adequate remedy at law. In the event that Executive shall fail to comply with the provisions of Section 4(a) hereof, the Company and its successors and assigns shall be entitled to injunctive relief in addition to such other relief as may be appropriate at law in order to ensure compliance with the provisions of Section 4(a) hereof.

    5. ASSIGNMENT; SUCCESSORS IN INTEREST. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns (whether direct or indirect, by purchase, merger or reorganization) to all or substantially all of the business or assets of the Company and/or the Purchaser, and the heirs, executors and personal representatives of Executive.

    6. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

    7. ATTORNEY'S FEES. If Executive prevails with respect to the resolution of any dispute hereunder, he shall be entitled to reasonable attorney's fees, arbitration costs and any court costs associated with any legal action brought by him to enforce his rights under this Agreement.

    8. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

    9. NOTICE. Any notice, consent, demand, request, approval or other communication to be given hereunder by any party to another shall be deemed to have been duly given if given in writing and personally delivered or sent by overnight delivery service, telegram, facsimile transmission, telex or United States mail, registered or certified, postage prepaid, with return receipt requested, to the following addresses:

If to the Company:  One Corporate Woods Drive
                    Bridgeton, Missouri 63044
                    Attention: President

If to the Parent:   One Galleria Tower
                    13355 Noel Road, Suite 1500
                    Dallas, Texas 75240

If to Executive:    Such address as indicated on the
                    payroll records of the Company

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the third calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

    10. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to its subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties.

    11.    TERMINATION  OF AGREEMENT.    In the  event  that the  Merger  is not
consummated, then either the Company or the Executive may terminate this Agreement without liability, whereupon it shall become void and of no further force or effect.

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    12.  AMENDMENT OF AGREEMENT.  This Agreement may not be amended or  extended in any respect except by a writing signed not only by all parties hereto.

    13. ARBITRATION. All disputes, differences and controversies arising under or in connection with this Agreement shall be settled and finally determined by arbitration in the city of St. Louis, Missouri under the prevailing rules of the American Arbitration Association. Any party hereto shall be entitled to cause judgment on the decision or award of the arbitrator(s) to be entered by any court of competent jurisdiction.

    14.  GOVERNING LAW.   The laws  of the State of  Missouri shall govern  this
Agreement, its terms and conditions, and the rights and obligations of the parties hereto.

    15.  EMPLOYMENT AGREEMENT.   Nothing contained herein  shall be intended  to
diminish the rights granted to Executive under the existing Employment Agreement between the Company and Executive.

    THIS AGREEMENT CONTAINS ARBITRATION PROVISIONS WHICH MAY BE ENFORCED BY THE PARTIES HERETO.

    IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the date first above written.

                                          DIMAC Corporation

                                          By:        /s/ TIMOTHY G. BEFFA

                                          --------------------------------------
                                                        PRESIDENT

                                          Heritage Media Corporation

                                          By:        /s/ DAVID N. WALTHALL

                                          --------------------------------------
                                                        PRESIDENT

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